Freedom Laser

Invest in the future of health: disrupt the $2 billion U.S. smoking cessation industry with our patented low-level laser therapy device, a breakthrough technology to treat nicotine addiction. The nation's only home use, nicotine-free method to quit smoking and vaping.*



Invest

$250 minimum investment

DEADLINE: January 10, 2025

in 3 months

SHARE PRICE

$1

TOTAL RAISED ON NETCAPITAL

$12,400

TOTAL RAISED THIS ROUND

$12,400

VALUATION THIS ROUND

$6,366,162

Reg CF offering provided by Netcapital Funding Portal Inc.

REASONS TO INVEST



Top Reasons to Invest in Freedom Laser

- **21 Years of Experience:** 10,000+ smoking clients treated in a clinical setting using laser therapy at Freedom Laser
- **Clinically Tested:** 50% cigarette consumption reduction results from initial IRB-approved pilot study
- **Exclusivity:** U.S. & China utility patent-protected
- **Significant Market Demand:** $2 billion annual U.S. smoking cessation industry
- **Healthier Alternative:** painless, drug-free, non-invasive, and no known side effects
- **Recently Featured In:** California Business Journal

INTRODUCTION



I have dedicated my life to helping others break free from nicotine addiction. With 21 years of experience in the quit-smoking laser therapy industry, we aim to obtain FDA approval for Freedom Laser's patented home use medical-grade device and disrupt the $2 billion annual U.S. smoking cessation industry, changing millions of lives in the process.

– Craig Nabat
President of Freedom Laser, Inc.
Inventor of the Freedom Quit Smoking Laser

Two decades ago, Entrepreneur Craig Nabat, a former pack-and-a-half-a-day smoker, embarked on a transformative journey to break free from nicotine addiction. His turning point came through a 30-minute low-level laser therapy procedure in Canada—an innovative and pain-free approach recognized globally as the modern form of acupuncture addiction treatment. This groundbreaking procedure empowered Nabat to conquer his smoking habit for good.

Since that pivotal moment, Craig Nabat's dream has been to free millions worldwide from the deadly and highly addictive clutches of nicotine. Years of dedicated research and collaborative development with a team of expert engineers culminated in creating the nation's first home-use quit smoking laser device— an embodiment of the Company's commitment to providing accessible, effective, non-invasive, and drug-free solution to nicotine addiction.

Our mission is clear: to obtain the first United States FDA approval for the Company's patented low-level laser device, designed to alleviate nicotine addiction withdrawal symptoms. With this milestone, we aim to fulfill our vivid vision—to

Freeing the World from Nicotine Addiction™.

Your support in our equity crowdfunding campaign may not only propel this groundbreaking technology into homes worldwide but also contribute to a global movement dedicated to breaking the chains of nicotine addiction. Join us in making a profound impact on the lives of millions and ushering in an era where freedom from nicotine addiction is a reality for all.



SUCCESS TO DATE

- 21 years of clinical experience using **low-level laser therapy to treat 10,000+ Freedom Laser smokers and vaping clients**
- Awarded utility **patents** in the United States and China
- **Performed animal study** using low-level lasers on mice at the University of Buffalo, resulting in an immediate physical response
- Conducted a successful 28-subject **IRB-approved pilot study**, validating the Freedom device significantly reduced smoking consumption
- **Finalized** laser device design, user manual, and retail packaging
- Revised the protocol for an **FDA clinical research trial** based on IRB pilot study findings to confirm the Freedom Quit Smoking Laser temporarily alleviates nicotine withdrawal symptoms
- **Conducted first FDA pre-submission meeting** to present the clinical trial protocol
- Notable past invention and marketing success story: **known for inventing the FDA Cleared iRestore Hair Growth System device and Hair Care Line Brand, generating tens of millions in annual sales.** View more about this product here.

THE PROBLEM


The Quit Smoking Industry Has Failed
70% of smokers & vapers WANT to quit, but
92% of those who try FAIL each year
Existing FDA cleared quit smoking methods are not effective for the millions annually who attempt to quit using them
The time is now for an effective, drug-free method to combat nicotine withdrawal symptoms
Nicotine Replacement Aids
Users of NicoDerm, Nicorette, and e-Cigs usually fail to quit and will continue to smoke many years afterward.
Why would you use Nicotine to quit nicotine?
Prescription Drugs
Users of Varenicline (Chantix) and Bupropion Hydrochloride (Zyban & Wellbutrin) often have bad reactions, discontinue the prescription, and fail to quit.
Serious side effects include heart attacks & even suicidal thoughts.

The Solution

FREEDOM®
QUIT SMOKING LASER

The New Nicotine Free Method to Quit Smoking ™

- Nation's only home use quit smoking laser device
- Drug free, safe, easy-to-use, and pain-free
- Lightweight, portable, and convenient home-use wearable device to combat and alleviate nicotine withdrawal symptoms
- More effective alternative to existing FDA-cleared nicotine cessation products
- 30-day program to quit smoking and vaping
- No known side effects



How It Works

Proprietary Withdrawal Reduction Technology



Low-level laser therapy considered to be a non-invasive, modernized form of acupuncture with longer healing effects


FREEDOM

8 lasers stimulate specific acupuncture points in the ears, releasing endorphins to assist users through the critical detoxification period to alleviate nicotine withdrawal symptoms

The Freedom Quit Smoking Laser treats the following withdrawal symptoms

- Anxiety
- Depression
- Headaches
- Difficulty Concentrating
- Irritability
- Nervousness
- Increased Appetite
- Trouble Sleeping
- Insomnia
- Restlessness
- Sweating
- Runny Nose
- Sore Throat



Freedom Quit Smoking Laser Benefits


100% NATURAL
ALL NATURAL
100% NATURAL
All Natural


DRUG FREE
Drug Free


Increases
Life Expectancy


Stimulates
Endorphins Release


Relaxes
Mind & Body


Alleviates Nicotine
Withdrawal Symptoms


Quit Smoking
& Vaping Easier

Current Tobacco Use Statistics Among U.S. Adults

An estimated **46 million** United States Adults, representing **18.7%** of the population, report actively using tobacco products



11.5%	4.5%	3.5%	2.1%	0.9%
Cigarettes	e-Cigarettes	Cigars	Smokeless Tobacco	Pipes / Hookah

Each of these products contains nicotine

"The global smoking cessation and nicotine de-addiction products market size was valued at $20 billion in 2021, and is projected to reach $54.7 billion by 2031, growing at a CAGR of 10.6% from 2022 to 2031."

Allied Market Research

Smoking Cessation Industry Competition

FDA APPROVED	FDA APPROVED	FDA APPROVED (crossed out)
Nicotine Replacement Therapies	**Medications**	**Electronic Cigarettes**
nicorette Nicotine Gum & Lozenges	CHANTIX (varenicline) TABLETS	VUSE
NICODERM CQ Nicotine Patch	Wellbutrin XL bupropion HCl 150 mg, 300 mg EXTENDED-RELEASE TABLETS	JUUL
Nicotrol Nicotine Nasal Spray & Inhaler	Zyban 150 mg prolonged release tablets	NJOY

Vaping: The New Barrier to Becoming Nicotine Free



Pack of Cigarettes
Substituting one nicotine delivery method for another sustains addiction
E-Cigarette Devices

Many smokers attempting to quit smoking traditional cigarettes are turning to electronic cigarettes, but a staggering

80%

of smokers switching to vaping remain dependent on nicotine

Laser Therapy Can Treat Many Addictions… Freedom Will Tackle the Opioid Epidemic Next

Freedom plans to use our patented laser therapy device in the relentless battle against the Opioid epidemic, a crisis that **affects 3 million U.S. citizens** and claims **110,000+ lives** annually




FREEDOM

Freedom will seek a **government grant for a clinical trial**
targeting a secondary indication of use to alleviate Opioid withdrawal

HISTORY

Freedom Laser Therapy
Quit Smoking & Vaping Procedure


LIVE FREE

Freedom Laser Therapy
As Seen On

ACCESS HOLLYWOOD

THE Doctors

CBS

HUFFPOST

FOX NEWS

NBC

TLC

TELEMUNDO

VH1

Celebrities Learn about Freedom Laser Therapy's Dedication to Freeing the World from Nicotine Addiction


FREEDOM

Professional Team & Advisors

FREEDOM® Laser, Inc.

Freedom Laser, Inc. founder and Freedom Quit Smoking Laser Inventor, Entrepreneur, quit smoking expert, medical device product developer, seasoned direct marketer, PR guru, invented and marketed FDA cleared iRestore® Laser Hair Growth System – generated $20MM in annual revenue. Launched one of nation's leading quit smoking laser therapy clinics. Covered by the media hundreds of times in his Entrepreneurial career.

Craig Nabat
CEO, President, Inventor

Captjur

Welcome to Captjur Startup Garage, where ideas take flight and innovations find their home.
We are more than just an accelerator; we are a dynamic venture studio dedicated to propelling startups and entrepreneurs toward success.

Bob Bilbruck
Lead Advisor

REMAX

Nabat has a 26-year business relationship with Remax Medi-tech Corp a medical electronics manufacturing company located in Taiwan and China. Expertise in the development, research, and manufacture of home use medical devices. Manufacturer of the global brand, the FDA-cleared iRestore® Hair Growth System.

Mike Chen
Manufacturer

Professional Team & Advisors

QUANTUM CLINICAL ADVISORS

Quantum Clinical Advisors (QCA) is the first entrepreneurial clinical research organization (CRO) to exclusively support Photobiomodulation (PBM) therapy. QCA offers a comprehensive suite of customizable services designed to provide strategic solutions and clinical trial services that will foster innovation in PBM-related research.

Quantum Clinical Advisors
Clinical Research Organization

Dr. Rostam Khoshsar

Dr. Khoshsar is a leading pain management physician. Assistant clinical professor at the University of CA Irvine and director of the anesthesia pain clinic at the Long Beach Veterans Administration Medical Center. At BioHealth Pain Clinic, he offers pain relief treatments: spinal cord stimulation, radiofrequency ablation, and stem cell therapy. Board-certified in anesthesiology and pain medicine. He is actively involved in advanced interventional pain medicine research.

Dr. Rostam Khoshsar
Principle Investigator

PERKINS COIE

Partner at International law firm Perkins Coie. Advises transactional business venture capital firms, entrepreneurs, private equity funds, and their private and public portfolio companies across their legal needs. Counsels on mergers and acquisitions with special purpose acquisition company (SPAC), private equity or strategic buyers, and corporate finance and intellectual property transactions.

Arman Pahlavan
Attorney

MARKETING & BRANDING

With a registered symbol mark for the Freedom trademark, Freedom Laser Inc. has been championing the efficacy of low-level laser technology in nationwide media for more than two decades under the Freedom brand. The intuitive and distinctive trademark is synonymous with Freedom from addiction and pain, reducing the need for significant investment in market education to communicate the nature of the promoted product.

FREEDOM®

FREQUENTLY ASKED QUESTIONS

What does your company do?

We are introducing an innovative wearable device that utilizes low-level laser therapy to help smokers and vapers overcome nicotine addiction in the comfort of their own homes.

How do you plan to make money?

Direct-to-Consumers: Sell the Freedom Quit Smoking Laser via our company-owned e-commerce website with telehealth partnerships. This enables real-time, virtually instant prescription writing and processing to expand the market reach and accessibility.
Addiction Treatment Centers: Establish long-term partnerships and sell through the nation's 16,000+ addiction clinics.
Medical Providers: Physicians can prescribe the device to smoking or vaping patients to treat nicotine addiction Pharmaceutical Retailers: Establish pharmaceutical retails such as CVS.com and Walgreens.com.
Direct-to-Consumer over-the-counter (OTC): Ability to purchase our product via our e-commerce website without a prescription.
Distribute through the Department of Veterans Affairs (VA) nationwide network of hospitals and clinics.
Distribute through the United States Armed Forces. This includes:
- United States Army
- United States Marine Corps
- United States Navy
- United States Air Force
- United States Space Force
- United States Coast Guard

Market the device to employees who have health savings accounts (HSAs) and flexible spending accounts (FSAs), these accounts are intended to cover qualified medical expenses.
Secure Insurance Coverage: Strive to obtain insurance coverage, although it is not essential to the overall distribution strategy.

When do you expect to generate revenue?

We expect to generate revenue within 12 months of obtaining FDA approval.

Over the first two years, we plan to prioritize the following activities: FDA correspondence meetings, device inventory production, safety testing, conducting FDA clinical research, obtaining FDA approval, developing an e-commerce website, and establishing distribution channels through addiction treatment centers and medical device distributors.

Why are you pursuing this concept?

Despite assisting more than 10,000 smokers and vapers in overcoming nicotine addiction since 2003, the laser therapy procedure has been confined to a clinical setting, severely limiting access to the technology to about 12 domestic clinical settings for individuals who desire to quit smoking or vaping. The Freedom Quit Smoking Laser gives the masses access to low-level laser technology for home use in the United States.

What evidence does Freedom Laser provide to prove the efficacy of the Freedom Quit Smoking Laser?

Freedom Laser, Inc. conducted a successful IRB-approved pilot study.

IRB-Approved Study Protocol
- 28 Subjects
- Mixed demographics age 21-65
- 25-day study duration
- Two 12-minute daily sessions for the first three days
- One 12-minute daily session for the remaining 22 days of the pilot study duration

Results: The Freedom Quit Smoking Laser active user group experienced a 50% decrease in cigarette smoking consumption compared to the placebo group.

What is the protocol and expected results for the FDA clinical trial of the Freedom Quit Smoking Laser?

The FDA clinical trial for the Freedom Quit Smoking Laser will follow a detailed protocol based on lessons learned from the pilot study to ensure reliable and effective results.

Here are the key aspects of the trial:

FDA Clinical Trial Protocol

- Number of test subjects: 60
- Demographics: Participants aged 21-65, with an equal gender distribution (50% male and 50% female)
- Study duration: 30 days, conducted as a double-blind study
- Increase treatment duration from 12 minutes to 15 minutes
- Daily sessions: Two 15-minute sessions per day for the study trial duration
- Laser power output: Increase safely by 50% compared to the pilot study

Expected FDA Trial Results

- Validation of the indication for use claim: The device aims to aid in reducing the symptoms of nicotine withdrawal
- Significant reduction in cigarette consumption with the possibility of total cessation

This comprehensive protocol and the expected outcomes demonstrate the effectiveness and safety of the Freedom Quit Smoking Laser in helping individuals reduce their cigarette consumption and manage nicotine withdrawal symptoms.

How do you plan to use the capital you raise?

Our primary focus is to conduct an FDA clinical trial to validate the device's effectiveness in reducing symptoms associated with nicotine withdrawal. After completing this successful trial, we expect to be awarded the nation's first FDA approval for a patented home-use laser therapy device. The initial capital raised is planned to fund the clinical trial, device inventory production, and safety testing.

Why are you crowdfunding?

Executing a crowdfunding campaign will build a comprehensive customer database comprising individuals, clinics, and distributors eager to purchase the Freedom Quit Smoking Laser upon its release and attract nationwide media attention. This will allow us to generate significant buzz around our laser therapy device well before its public launch, setting the stage for high demand and enabling us to accurately forecast initial inventory needs.

Why is your team uniquely qualified to solve this problem?

Our leading medical device manufacturing company and regulatory team have the experience to successfully navigate the process of obtaining FDA approval. Our founder has a proven track record of inventing and launching an FDA-cleared home-use medical-grade laser hair therapy device to the global market, which resulted in tens of millions of dollars in annual sales under his leadership.

Is it necessary for any investor involvement?

No, but we welcome it!
Freedom Laser, Inc. is proactively developing connections with strategic investors with well-established business relationships with physicians, insurance companies, hospitals, medical device distributors, corporations engaged in smoking cessation programs, corporate wellness programs/initiatives, and organizers of employee health fairs.

What problem does Freedom Laser Quit Smoking Laser solve? (Drop-down menu)

Our device addresses a major issue and market gap. Every year, about 55% of smokers or vapers try to quit, and approximately 15.6 million consumers in the United States purchase anti-smoking products; however, only around 8% of these individuals successfully quit. Currently, there is no FDA-approved, drug-free, non-invasive method on the market with no known side effects to help overcome nicotine withdrawal symptoms.

How could investors get liquidity in the future?

We cannot guarantee to liquidity to investors. We plan to use the next year to focus on being awarded FDA approval and establishing our vertical sales and distribution channels. After two successful years of established nationwide sales, we look forward to exploring opportunities for liquidity events that may allow investors to generate sizable returns (but we cannot guarantee that). Due to the disruptive nature of our business, we anticipate strong interest from industry leaders. Depending on the rapid growth of our business, we are open to considering a buyout or even the possibility of an IPO.

IMPORTANT INFORMATION

Freedom Laser, Inc. **(“the Company”) is leveraging the low-level laser therapy technology and know-how from Freedom Laser Therapy, Inc. (“Freedom Laser Therapy”), which was originally established in 2003. Freedom Laser Therapy and Freedom Laser, LLC have more than two decades of experience using quit smoking laser therapy in a clinical setting. The Company intends to use their experience and accomplishments to assist it in succeeding. Since 2019, Freedom Laser Therapy’s quit smoking laser therapy clinic has operated under the company name Freedom Laser, LLC.**

The Company does not own Freedom Laser Therapy or Freedom Laser, LLC, and has no financial ties to either entity.

*Our goal is to be the nation's only FDA approved home use quit smoking laser device.

USE OF PROCEEDS

If the offering's maximum amount of $275,000 is raised:

Use	Value	% of Proceeds
Clinical Trials and Research	$90,000	32.7%
Financial and Legal	$71,525	26.0%
Production, Inventory, and Safety Testing	$55,000	20.0%
Operational and Administrative Costs	$20,000	7.3%
Regulatory and Compliance	$20,000	7.3%
Marketing and Public Relations	$5,000	1.8%
Intermediary fees	$13,475	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Common Stock, under registration exemption 4(a)(6), in Freedom Laser, Inc.. This offering must reach its target of at least $10,000 by its offering deadline of January 10, 2025 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company’s implied valuation after the offering (sometimes called its *post-money valuation*) will be:

6,641,162 shares
× $1 per share

$6,641,162 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on April 5, 2024
- Form C/A on April 29, 2024
- Form C/A on June 26, 2024
- Form C/A on July 16, 2024
- Form C/A on July 31, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

Jul 31, 2024	Filed Form C/A
Jul 16, 2024	Filed Form C/A
Jun 26, 2024	Filed Form C/A
Apr 29, 2024	Filed Form C/A
Apr 10, 2024	We're thrilled to announce that with the...
Apr 5, 2024	Freedom Laser, Inc. already exceeded the first...
Apr 5, 2024	Primary offering of 275,000 shares at $1
Apr 5, 2024	Filed Form C

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